Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”), dated as of May 30, 2014, among ALERE INC., a Delaware corporation (the “Borrower”), each of the Guarantors (as defined in the Credit Agreement referred to below) party hereto, the Lenders (as defined in the Credit Agreement referred to below) party hereto and GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, is made with reference to that certain Credit Agreement, dated as of June 30, 2011 (as amended, modified or supplemented through, but not including, the date hereof, the “Credit Agreement”), by and among the Borrower, the Lenders, the Administrative Agent and the other parties thereto. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and each Lender party hereto desire to amend the Credit Agreement and to consent to certain transactions thereunder, in each case as provided herein;

NOW, THEREFORE, it is agreed:

I.	Amendments and Modifications to Credit Agreement.

1. The definition of “Consolidated Cash Interest Expense” appearing in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (d) thereof and inserting a comma in lieu thereof and (ii) inserting the following new text immediately after clause (e) thereof:

“and (f) the amount of, without duplication, (i) all consent fees, minimum fees (if any) and arrangement, solicitation or similar fees paid in connection with the Borrower’s consent solicitations with respect to certain of its Existing Notes as contemplated by Section II.5(e) of the Fifth Amendment, (ii) the Fifth Amendment Fee paid as provided in Section 2.11(f) and any arrangement or similar fees paid in connection with the Fifth Amendment, and (iii) all out-of-pocket cash costs, fees and expenses (including of professional advisors, and including reimbursements of the same to third parties) paid in connection with such consent solicitations or the Fifth Amendment”.

2. The definition of “Consolidated Net Income” appearing in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (c) thereof and inserting a comma in lieu thereof and (ii) inserting the following new text immediately after clause (d) thereof:

“and (e) the net income of any Unrestricted Subsidiary except to the extent of the amount of cash dividends or cash distributions paid by such Unrestricted Subsidiary to the Borrower or, subject to the foregoing clauses of this definition, a Subsidiary thereof”.

3. The definition of “Corporate Chart” appearing in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “or” appearing immediately after the text “Section 7.10” appearing therein and inserting a comma in lieu thereof and (ii) inserting the text “or that is an Unrestricted Subsidiary” immediately after the text “or joint venture of any of them” appearing therein.

4. The definition of “Excess Cash Flow” appearing in Section 1.1 of the Credit Agreement is hereby amended by inserting the following text immediately after the text “for such period” appearing in clause (b)(iv) thereof: “plus, to the extent deducted in determining Consolidated Cash Interest Expense for such period pursuant to clause (f) of the definition thereof, the amount of all fees, costs and expenses referenced in such clause and paid in such period”.

5. The definition of “Immaterial Subsidiary” appearing in Section 1.1 of the Credit Agreement is hereby amended by (i) inserting the text “(A)” immediately after the text “provided that” appearing therein and (ii) inserting the following text at the end of such definition:

“and (B) for purposes of calculating the assets of any Group Member or the consolidated assets of the Borrower and its Subsidiaries under the foregoing provisions of this definition, the value of the Stock of any Unrestricted Subsidiary shall be excluded”.

6. The definition of “Pro Forma Transaction” appearing in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (iv) thereof and (ii) inserting the following new clause (vi) at the end thereof:

“, and (vi) any designation of a Subsidiary as an Unrestricted Subsidiary as part of the BBI Transaction or pursuant to Section 7.15”.

7. The definition of “Subsidiary” appearing in Section 1.1 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, other than for purposes of (x) the definition of “Unrestricted Subsidiary” contained herein and (y) Sections 4.1(e) (to the extent relating to Trade Control Laws and other laws relating to terrorism, sanctions and money laundering), 4.21 and 7.2 (to the extent relating to Trade Control Laws and other laws relating to terrorism, sanctions or money laundering), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement or any other Loan Document.”

8. The definition of “Total Assets” appearing in Section 1.1 of the Credit Agreement is hereby amended by inserting the following text at the end thereof:

“(but excluding, for this purpose, the value of the Stock of Unrestricted Subsidiaries)”.

9. Section 1.1 of the Credit Agreement is hereby further amended by inserting in the appropriate alphabetical order the following new definitions:

“BBI” means BBI Diagnostics Group plc, a public limited company incorporated in England and Wales.

“BBI Entities” means those existing Subsidiaries and joint venture entities of the Borrower and its Subsidiaries immediately prior to the consummation of the BBI Transaction that are referenced in clauses (i)(a) through (i)(e) of Annex A to the Fifth Amendment and any other Subsidiary of BBI formed in connection with, and prior to the consummation of, the BBI Transaction.

“BBI Public Offering” has the meaning specified in Annex A to the Fifth Amendment.

“BBI Transaction” means the “BBI Transaction” as set forth and defined in Annex A to the Fifth Amendment (including all agreements, instruments and other documents described on such Annex A) and shall include the transactions described therein pursuant to which, among other things, (i) the Borrower (directly and/or through one or more direct and indirect Subsidiaries) creates BBI, (ii) the BBI Public Offering is conducted, and (iii) immediately after the closing of the BBI Public Offering, (x) substantially all of the assets of BBI shall consist, directly or indirectly through one or more Subsidiaries of BBI, of the Stock of the BBI Entities and (y) at least 50% of the outstanding Stock of BBI shall be owned directly or indirectly by the Borrower or a Wholly Owned Subsidiary thereof.

“Fifth Amendment” means the Fifth Amendment to Credit Agreement, dated as of May 30, 2014, among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

“Fifth Amendment Effective Date” means the date on which the Fifth Amendment is effective pursuant to the terms thereof.

“Fifth Amendment Fee” has the meaning specified in Section 2.11(f).

“Signing Date” has the meaning specified in the Fifth Amendment.

“Unrestricted Subsidiary” means (i) from and after the consummation of the BBI Transaction, each of BBI and its Subsidiaries (so long as they comply with the requirements set forth in clauses (v), (vi) and (vii) of the first paragraph of Section 7.15) and (ii) (a) any other Subsidiary of the Borrower that is designated by the Borrower after the consummation of the BBI Transaction as an Unrestricted Subsidiary pursuant to Section 7.15, until any such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 7.15 and (b) any Subsidiary of any Unrestricted Subsidiary designated pursuant to preceding clause (a).

10. Section 1.3(a) of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Unless otherwise expressly provided for herein, the term “consolidated” (including “Consolidated”) with respect to any Person refers to such Person consolidated with its Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person (and, without limiting the foregoing, it is understood and agreed that, for purposes of calculating the Applicable Margin and all financial ratios and financial terms contained herein or in any other Loan Document, the financial results of all Unrestricted Subsidiaries shall be ignored).”

11. Section 2.1 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

“(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, on the Fifth Amendment Effective Date, the outstanding principal amount of all Incremental B-1 Term Loans and Incremental B-2 Term Loans of each Lender shall be automatically converted into a like principal amount of additional outstanding B Term Loans and, from and after the Fifth Amendment Effective Date, shall constitute B Term Loans for all purposes of this Agreement and the other applicable Loan Documents; it being understood and agreed that (i) such outstanding Incremental B-1 Term Loans and Incremental B-2 Term Loans shall be added to (and form part of) each Borrowing of outstanding B Term Loans on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender that holds outstanding B Term Loans, Incremental B-1 Term Loans and Incremental B-2 Term Loans on the Fifth Amendment Effective Date will participate proportionately in each then outstanding Borrowing of B Term Loans and (ii) as of the Fifth Amendment Effective Date and immediately after giving effect thereto, all Incremental B-1 Term Loans and Incremental B-2 Term Loans shall be deemed to be no longer outstanding hereunder as separate Tranches of Term Loans.”

12. Section 2.6 of the Credit Agreement is hereby amended by (i) deleting clause (c) thereof in its entirety and inserting a new clause (c) thereof as set forth on Annex B attached to this Fifth Amendment, (ii) deleting clause (e) thereof in its entirety and (iii) deleting clause (f) thereof in its entirety.

13. Section 2.8(c) of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (i) of the second sentence thereof and (ii) inserting the following text at the end of such second sentence:

“, and (iii) Sales of Stock or other property of BBI or any BBI Entity as part of the BBI Transaction (provided that the Borrower complies with clause (h) of this Section 2.8)”.

14. Section 2.8 of the Credit Agreement is hereby further amended by inserting the following new clause (h) at the end thereof:

“(h) BBI Transaction. Upon receipt by the Borrower, BBI or any of their respective Subsidiaries of any cash proceeds from those portions of the BBI Transaction consisting of (i) the borrowing, substantially concurrently with the consummation of the BBI Transaction, by BBI or any of its Subsidiaries of loans under their new senior secured credit facilities entered into in connection with the consummation of the BBI Transaction (other than any proceeds of any revolving loans borrowed by BBI or any of its Subsidiaries for working capital purposes), (ii) without duplication of any amounts referenced in preceding clause (i), any repayment to the Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, BBI and its Subsidiaries) of any intercompany notes delivered to any of them in consideration of the initial Sale or Sales of any Stock of any BBI Entity to BBI or any of its Subsidiaries as part of the BBI Transaction as described in clauses (i) and (iv) of Annex A to the Fifth Amendment, (iii) the sale by the Borrower or any of its Subsidiaries of Stock in BBI to public shareholders (directly or indirectly through an underwriting syndicate) in the BBI Public Offering, and (iv) if applicable, the sale by BBI of its own Stock to public shareholders (directly or indirectly through an underwriting syndicate) in the BBI Public Offering, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of the cash proceeds so received therefrom (net of amounts of the type permitted to be deducted in the definition of Net Cash Proceeds contained herein (including, for the avoidance of doubt, (x) brokers’, advisors’ and investment banking fees, and other out-of pocket underwriting discounts and commissions incurred, (y) taxes paid or reasonably estimated to be payable, and (z) all other out-of-pocket cash costs, fees and expenses (including of professional advisors, and including reimbursements of the same to third parties) paid or required to be paid) in connection with the BBI Transaction (including in connection with the Fifth Amendment and the consent solicitations with respect to certain of the Borrower’s Existing Notes referenced therein and relating to the BBI Transaction)).”

15. Section 2.11 of the Credit Agreement is hereby amended by inserting the following new clause (f) at the end thereof:

“(f) The Borrower agrees to pay to the Administrative Agent on or prior to the date of the consummation of the BBI Public Offering, for the account of each Lender that has delivered to the Administrative Agent (or its counsel) an executed counterpart of the Fifth Amendment on or prior to 3:00 p.m., New York City time, on May 30, 2014, a fee (collectively, the “Fifth Amendment Fee”) in an amount equal to 0.125% of the sum of (i) the aggregate principal amount of all Term Loans of such Lender outstanding on the Signing Date and (ii) the Revolving Credit Commitment of such Lender as in effect on the Signing Date.”

16. Section 2.12(b) of the Credit Agreement is hereby amended by inserting the following proviso at the end thereof:

“; provided, however, (x) with respect to the first $100,000,000 of principal repayments required to be made pursuant to Section 2.8(h), such principal prepayments shall be applied as provided above in this Section 2.12(b), (y) with respect to the next $70,000,000 of principal repayments required to be made pursuant to Section 2.8(h), such principal prepayments shall be applied toward the repayment of the outstanding principal balance of any Revolving Loans and Swing Loans (without any reduction in the Revolving Credit Commitments) and (z) any amounts in excess thereof shall be applied as provided above in this Section 2.12(b) without regard to this proviso”.

17. Section 2.19(a)(vii) of the Credit Agreement is hereby amended by deleting the proviso thereof an inserting the following new proviso in lieu thereof:

“; provided, however, if such Tranche of Incremental Term Loans is, at the Borrower’s election, to be added to the aggregate outstanding principal amount of the B Term Loans, then the Applicable Margin (determined as provided above for the initial B Term Loans shall be increased to be equal to the Applicable Margin (determined as provided above) relating to such Tranche of Incremental Term Loans;”.

18. Section 7.10 of the Credit Agreement is hereby amended by inserting the following new paragraph at the end thereof:

“Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) no Loan Party shall be required to pledge the Stock of any Unrestricted Subsidiary and such Stock shall not constitute Collateral, (ii) in no event shall any Unrestricted Subsidiary be required to enter into any Loan Document and (iii) no Loan Party shall be required to deliver to the Administrative Agent any Stock, Stock Equivalents, promissory notes or other Securities temporarily held by it pursuant to any component transaction of the BBI Transaction and no longer held by it following the consummation thereof.”

19. Article 7 of the Credit Agreement is hereby amended by inserting the following new Section 7.15 at the end thereof:

“Section 7.15. Designation of Subsidiaries. The Borrower may at any time after the consummation of the BBI Transaction designate any additional Subsidiary as an Unrestricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default then exists or would result therefrom, (ii) the Borrower shall be in compliance, on a Pro Forma Basis, as of the last day of the Fiscal Quarter ended on or most recently prior to the date of the respective designation, as if such designation had been made on the first day of the four Fiscal Quarter period ended on the last day of such most recently ended Fiscal Quarter, with a Consolidated Secured Leverage Ratio of less than 3.50:1.00, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) solely through Investments as permitted by, and in compliance with, Section 8.3(k), valued at their fair market value (as determined in good faith by the Borrower) at the time of such designation, it being understood that, without duplication, any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 8.3(k) and valued at their fair market value (as determined in good faith by the Borrower, taking appropriate account of the liabilities of such Unrestricted Subsidiary) at the time of such designation, (v) such Subsidiary shall have been designated as an “unrestricted subsidiary” (to the extent applicable) for purposes of the Existing Notes Indentures, any Permitted Refinancing thereof or any Permitted Additional Debt, (vi) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary shall own any equity interests in, or have any Lien on any property of, the Borrower or any Subsidiary of the Borrower, other than another Unrestricted Subsidiary, (vii) except to the extent permitted by Section 8.1(p), any

Indebtedness of such Unrestricted Subsidiary is not recourse to the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) or to any of their respective assets, and (viii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of preceding clauses (i) through (vii) and demonstrating (in reasonable detail) the calculations required to establish compliance with preceding clauses (ii), (iii) and (iv).

The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement and the other Loan Documents; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) any Indebtedness of the applicable Unrestricted Subsidiary and any Liens encumbering its property existing at the time of such designation shall be deemed newly incurred or created, as applicable, at such time, (C) at the time of such designation, such Unrestricted Subsidiary shall be treated as a newly acquired or created Subsidiary for purposes of Sections 7.10 and 7.11 and the Borrower and the applicable Subsidiary shall comply with such Sections 7.10 and 7.11, (D) at the time of such designation (but only in the case of an entity that was initially designated as an Unrestricted Subsidiary after the Fifth Amendment Effective Date and not as part of the BBI Transaction), the investment basket under Section 8.3(k) shall be replenished by an amount equal to the lesser of (x) the fair market value (as determined in good faith by the Borrower) of the assets of such Unrestricted Subsidiary at such time (but, for this purpose, excluding the fair market value of the assets of any Subsidiary of such Unrestricted Subsidiary that is to remain an Unrestricted Subsidiary) and (y) the aggregate amount of the Investments of the Borrower and its Subsidiaries theretofore made in such Unrestricted Subsidiary, and (E) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying compliance with the requirements of preceding clauses (A) and (B) and demonstrating in reasonable detail the replenishment amount referenced in preceding clause (D).

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.”

20. Section 8.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (n) thereof, (ii) deleting the period appearing at the end of clause (o) thereof and inserting “; and” in lieu thereof and (iii) inserting the following new clause (p) at the end thereof:

“(p) Guaranty Obligations in respect of Indebtedness of Unrestricted Subsidiaries in an aggregate outstanding principal amount at any time not to exceed $25,000,000 (as reduced by any payments by a Group Member in respect of such Guaranty Obligations except to the extent that any such payment is reimbursed in cash to the respective Group Member by the respective Unrestricted Subsidiary).”

21. Section 8.4 of the Credit Agreement is hereby amended by (i) inserting the text “(provided that up to $25,000,000 in the aggregate of Sale consideration in any Fiscal Year may be in the form of non-cash consideration)” immediately after the text “payable in cash upon such sale” appearing in clause (e) thereof, (ii) deleting the word “and” appearing at the end of clause (g) thereof, (iii) deleting the period appearing at the end of clause (h) thereof and inserting “; and” in lieu thereof and (iv) inserting the following new clause (i) at the end thereof:

“(i) so long as no Default or Event of Default is continuing or would result therefrom, after the consummation of the BBI Transaction and the expiration of any related lock-up period, additional Sales of Stock of BBI held by the Borrower and its Subsidiaries for fair market value payable in cash upon each such sale.”

22. Section 8.9 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (f) thereof and inserting a comma in lieu thereof and (ii) inserting the following new clauses (h) and (i) at the end thereof:

“, (h) any Guaranty Obligations by a Group Member of any Indebtedness of an Unrestricted Subsidiary to the extent permitted by Section 8.1(p) and (i) (i) the BBI Transaction (and all of its component transactions), (ii) the entry into and performance by the Borrower and its Subsidiaries of their respective obligations under the BBI Transaction Related Agreements (as defined in Annex A to the Fifth Amendment) as in effect on the date the BBI Transaction is consummated (iii) any immaterial amendments, modifications or supplements to those agreements referred to in preceding subclause (ii), and (iv) and any immaterial BBI Transaction Related Agreements or other agreements in each case that may be entered into after the date the BBI Transaction is consummated with BBI or any of its Subsidiaries (it being understood and agreed that, for the avoidance of doubt, any material amendments, modifications or supplements to those agreements referred to in preceding subclause (ii), as well as any material BBI Transaction Related Agreements or other material agreements in each case entered into with BBI or any of its Subsidiaries after the date the BBI Transaction is consummated shall be no less favorable to any Group Member as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower)”.

23. Section 8.10 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing after the text “pursuant to the Loan Documents” and inserting a comma in lieu thereof and (ii) inserting the following new clause (z) at the end thereof:

“and (z) limitations on the ability of the Borrower or any of its Subsidiaries to Sell or grant any Liens on any Stock of BBI during any lock-up period related the consummation of the BBI Transaction”.

24. Article VIII of the Credit Agreement is hereby further amended by inserting the following new Section 8.16 at the end thereof:

“Section 8.16 BBI Transaction. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Borrower and its Subsidiaries shall be permitted to enter into, consummate the transactions contemplated by, and perform their obligations with respect to, the BBI Transaction so long as 100% of the net cash proceeds from the relevant portions thereof shall have been applied by the Borrower as a mandatory prepayment pursuant to (and to the extent required by) Sections 2.8(h) and 2.12(b) (it being understood and agreed that, for the avoidance of doubt, the consummation of the BBI Transaction (and each component transaction thereof) shall be in addition to, and shall not otherwise utilize or require the utilization of any of, the baskets or other permissions set forth in the covenants in this Agreement, including, but not limited to, Sections 8.1, 8.2, 8.3 and 8.4).”

25. Section 11.4 of the Credit Agreement is hereby amended by inserting the text “and/or any Unrestricted Subsidiary” immediately before the text “, (ii) any” appearing therein.

26. In connection with the contribution, transfer or other Sale of any Stock of BBI or any BBI Entity (each as defined in the Fifth Amendment) as part of the BBI Transaction, (i) such Stock, to the extent otherwise constituting Collateral and no longer owned by a Loan Party, shall be sold free and clear of the Liens created by the applicable Loan Documents (and, for the avoidance of doubt, any and all Liens of the Administrative Agent or any other Secured Party on any Stock of BBI sold in the BBI Public Offering shall be (and be deemed to be) automatically terminated and released as of immediately prior to such Sale) and (ii) such BBI Entity, to the extent constituting a Guarantor, shall be released from its obligations (and all liens on its assets shall be released) under the Guaranty and Security Agreement, the Intellectual Property Security Agreement and the other Loan Documents, and the Administrative Agent (on behalf of the Lenders and other Secured Parties), shall execute and deliver all such documents, make all such Uniform Commercial Code or other filings, and take all such other actions as may be reasonably requested by (and at the expense of) the Borrower to evidence or effect the releases referenced above.

27. In the event that the BBI Transaction shall not have been consummated by the date that is 120 days after the Signing Date, then the amendments, modifications, consents and waivers provided for in this Fifth Amendment (other than those amendments set forth in Section I.11 and Section I.12 of this Fifth Amendment) shall cease to be of any further force and effect and the Borrower shall, as promptly as possible after such date, unwind each of the component steps implemented to effectuate the BBI Transaction to the extent that such steps were not otherwise permitted by the Credit Agreement without regard to this Fifth Amendment.

II.	Miscellaneous Provisions.

1. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Fifth Amendment, each Loan Party represents and warrants to the Administrative Agent and the Lenders on and as of the Fifth Amendment Effective Date that:

(a) The execution, delivery and performance by the Borrower and each Guarantor of this Fifth Amendment and the performance of the Credit Agreement, as amended by this Fifth Amendment (the “Amended Credit Agreement”), and the acknowledgment of this Fifth Amendment by the other Loan Parties signatory hereto: (i) are within each such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action, (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, any material Contractual Obligation of any Loan Party or any of their respective Subsidiaries, other than those which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of their respective Subsidiaries and (iii) do not require any Loan Party or any of their respective Subsidiaries to obtain any Permit from, or make any filing with, any Governmental Authority or obtain any consent from, or notice to, any Person, other than as has been obtained and made on or prior to the Fifth Amendment Effective Date and which remains in full force and effect on the Fifth Amendment Effective Date except where the failure to obtain any such Permit, make any such filing or obtain any such consent could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) This Fifth Amendment has been duly executed and delivered by or on behalf of the Borrower and acknowledged by each other Loan Party.

(c) Each of this Fifth Amendment and the Amended Credit Agreement is the legal, valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

(d) No Default or Event of Default has occurred and is continuing on the Fifth Amendment Effective Date or would occur after giving effect to this Fifth Amendment.

(e) No action, claim or proceeding is now pending or, to the knowledge of any Loan Party, threatened against such Loan Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign, federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Loan Party’s right or power to enter into or perform any of its obligations under this Fifth Amendment, the Amended Credit Agreement or any other Loan Document to which it is or will be, a party, or the validity or enforceability of this Fifth Amendment, the Amended Credit Agreement or any other Loan Document or any action taken thereunder, or (ii) has a reasonable risk of being determined adversely to such Loan Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.

2. No Waivers/Consents/Amendments. Except as expressly provided herein, (a) the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms, and (b) this Fifth Amendment shall not be deemed a waiver or modification of any other term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Administrative Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

3. Affirmation of Obligations. Subject to Section I.26 above, each of the Loan Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations under the Guaranty and Security Agreement, (b) that such guaranty shall apply to the Obligations in accordance with the terms thereof, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure the Obligations in accordance with the terms thereof, in each case after giving effect to this Fifth Amendment.

4. Costs and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 11.3 of the Credit Agreement and any engagement letter relating to this Fifth Amendment to promptly pay and reimburse the Administrative Agent and Jefferies Finance LLC (and their respective Affiliates) for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Fifth Amendment and all other documents and instruments delivered in connection herewith, whether or not the Fifth Amendment Effective Date occurs.

5. Binding Agreement; Effectiveness of Amendments. (a) Subject to Section 5(b) below, this Fifth Amendment shall become a binding agreement on the date (the “Signing Date”) on which the Administrative Agent shall have received copies of signature pages to this Fifth Amendment, duly executed and delivered (including by way of facsimile or other electronic transmission) by the Administrative Agent, the Borrower, the Required Term Loan Lenders and the Required Lenders, and acknowledged by each of the other Loan Parties, with originals to follow promptly thereafter, c/o White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: Corinne Milliken and Casey Ferber (facsimile number: 212-354-8113 / email address: AlereAmendment@whitecase.com).

(b) The amendments to the Credit Agreement set forth in Section I of this Fifth Amendment shall become effective and operative on the date on which (the “Fifth Amendment Effective Date”) (i) the Signing Date shall have occurred and (ii) each of the following conditions shall have been satisfied:

(i) Payment of Fees, Costs and Expenses. The Borrower shall have paid by wire transfer of immediately available funds:

(A) to the Administrative Agent, Jefferies Finance LLC and their respective Affiliates, all costs, fees and expenses owing in connection with this Fifth Amendment and the other Loan Documents and due to the Administrative Agent, Jefferies Finance LLC and their respective Affiliates to the extent invoiced (in the case of costs and expenses) at least two Business Days prior to the Fifth Amendment Effective Date;

(B) to White & Case LLP, as counsel to the Administrative Agent, all fees and expenses of White & Case LLP in connection with the Loan Documents and this Fifth Amendment to the extent invoiced at least two Business Days prior to the Fifth Amendment Effective Date; and

(C) to the Administrative Agent, for the account of each Lender holding outstanding B Term Loans, Incremental B-1 Term Loans and Incremental B-2 Term Loans as of the Fifth Amendment Effective Date, all accrued and unpaid interest on each such Tranche of Term Loans through the Fifth Amendment Effective Date (whether or not such interest would otherwise be due and payable on such date pursuant to the Credit Agreement).

(ii) No Default; Representations and Warranties. (i) No Default or Event of Default shall have occurred and be continuing or would occur after giving effect to this Fifth Amendment and (ii) the representations and warranties made by or on behalf of the Borrower and each other Loan Party in this Fifth Amendment, the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Fifth Amendment Effective Date (it being understood that (x) any representation or warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such specified date).

(iii) Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower certifying that the conditions set forth in preceding clause (b)(ii) and succeeding clause (b)(iv) have been satisfied as of the Fifth Amendment Effective Date.

(iv) Indenture Consents. The Administrative Agent shall have received fully executed amendments and/or supplements to the indentures governing the terms of the Borrower’s existing 7.25% Senior Notes due 2018, 8.625% Senior Subordinated Notes due 2018 and 6.500% Senior Subordinated Notes due 2020 permitting the BBI Transaction and the other transactions contemplated thereby; it being understood and agreed, however, that the provisions of such amendments and/or supplements may not be operative until the payment of any fees referred to therein.

6. Governing Law. This Fifth Amendment, and the rights and obligations of the parties hereto, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

7. Counterparts. This Fifth Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fifth Amendment as of the date first above written.

ALERE INC.

By:	/s/ David Teitel
	Name:	David Teitel
	Title:	CFO, VP & Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender, as L/C Issuer, as Swingline Lender and as Administrative Agent

By:	/s/ Andrew D. Moore
	Name:	Andrew D. Moore
	Title:	Duly Authorized Signatory

[Signature Page to Alere Fifth Amendment]

SIGNATURE PAGE TO THE FIFTH AMENDMENT TO CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG ALERE INC., THE LENDERS PARTY THERETO, GENERAL ELECTRIC CAPITAL CORPORATION, AS ADMINISTRATIVE AGENT AND THE OTHER PARTIES PARTY THERETO

[NAME OF LENDER]

By:
Name:
Title:

[By:
Name:
Title:][1]

[1]	If second signature line is required.

[Signature Page to Alere Fifth Amendment]

ACKNOWLEDGED AND AGREED:

ALERE ACCOUNTABLE CARE SOLUTIONS, LLC
ALERE HEALTH IMPROVEMENT COMPANY ALERE HEALTH, LLC ALERE HEALTHCARE OF ILLINOIS, INC. ALERE HOME MONITORING, INC. ALERE INTERNATIONAL HOLDING CORP.

ALERE NORTH AMERICA, LLC.

ALERE OF NEW YORK, INC.

ALERE SAN DIEGO, INC.

ALERE SCARBOROUGH, INC.

ALERE US HOLDINGS, LLC

ALERE WELLBEING, INC.

ALERE WELLOLOGY, INC.

ALERE WOMEN’S AND CHILDREN’S HEALTH, LLC

AMEDITECH INC.

BIOSITE INCORPORATED

ESCREEN, INC.

FIRST CHECK DIAGNOSTICS LLC

INNOVACON, INC.

INVERNESS MEDICAL, LLC

PEMBROOKE OCCUPATIONAL HEALTH, INC.

QUALITY ASSURED SERVICES, INC.

REDWOOD TOXICOLOGY LABORATORY, INC.

RTL HOLDINGS, INC.

SELFCARE TECHNOLOGY, INC.

SPDH, INC.

ZYCARE, INC.

By:	/s/ David A. Teitel
Name:	David A. Teitel

Title (respectively): Vice President & Treasurer, Vice President, Finance, Vice President & Treasurer, Vice President, Finance & Treasurer, Vice President, Finance, President, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, President, Vice President, Finance & Treasurer, Vice President, Finance, Vice President, Finance, Chief Financial Officer, Vice President, Finance, Treasurer, Vice President, Finance, Vice President, Finance, Vice President, Finance, Treasurer, Vice President, Finance, Vice President, Finance, Vice President, Finance, Vice President, Finance, President, Chief Financial Officer and Treasurer

[Signature Page to Alere Fifth Amendment]

ALERE INFORMATICS, INC.
ALERE TOXICOLOGY SERVICES, INC. ATS LABORATORIES, INC.
AVEE LABORATORIES INC. GLOBAL ANALYTICAL DEVELOPMENT LLC INSTANT TECHNOLOGIES, INC.
LABORATORY SPECIALISTS OF AMERICA, INC. SCREEN TOX, INC.

By:	/s/ Ellen V. Chiniara
Name:	Ellen V. Chiniara

Title (respectively): Secretary, Secretary, Secretary, Secretary, Secretary, Secretary, Secretary, Secretary

[Signature Page to Alere Fifth Amendment]

ANNEX A

BBI Transaction Description

As used in this Fifth Amendment, the term “BBI Transaction” shall mean, collectively, a series of transactions whereby:

(i) the Borrower and/or certain of its Subsidiaries will Sell, contribute, assign or otherwise transfer 100% of the Stock owned by the Borrower and/or its Subsidiaries in the following Subsidiaries and joint ventures of the Borrower and its Subsidiaries (such Subsidiaries and joint ventures, collectively, the “BBI Interests”) to BBI Diagnostics Group plc, a public company incorporated in England and Wales (“BBI”) and a wholly owned (prior to the initial public offering referenced below), indirect Subsidiary of the Borrower, or to one or more Subsidiaries of BBI (one or more of which may be formed in connection with the BBI Transaction):

(a) the Borrower’s Subsidiary BBI Holdings Limited, a company incorporated in England and Wales (“BBI Holdings”), and its existing Subsidiaries;

(b) the Borrower’s Subsidiary Axis-Shield Diagnostics Limited, a company incorporated in Scotland;

(c) the Borrower’s Subsidiary BioNote, Inc., a company incorporated in South Korea;

(d) the Borrower’s Subsidiary First Check Diagnostics, LLC, a Delaware limited liability company (“First Check”); and

(e) the joint venture entities SPD Swiss Precision Diagnostics GmbH, a Swiss company (“SPD”), and US CD LLC, a Delaware limited liability company (“US CD” and, together with SPD, the “SPD Joint Venture”);

(ii) BBI will conduct an initial public offering of its ordinary shares (the “BBI Public Offering”), whereby the Borrower, BBI and/or certain other Subsidiaries of the Borrower will offer and sell ordinary shares of BBI to the public in the United Kingdom, as well as, potentially, to persons believed to be qualified institutional buyers (within the meaning of Rule 144A under the Securities Act of 1933, as amended) and other investors in the United States and/or to other investors in other jurisdictions, immediately following the completion of which the Borrower and its Subsidiaries, collectively, will own not less than a majority of the outstanding Stock of BBI; in connection with the BBI Public Offering, the Borrower, certain Non-BBI Subsidiaries (as defined below) and BBI may enter into lock-up agreements with underwriters in the BBI Public Offering restricting the issuance, sale, pledge, hypothecation or other transfer or disposition of any Stock of BBI held by them for agreed periods;

(iii) BBI and/or certain of its Subsidiaries will enter into a senior secured credit facility (the “BBI Credit Facility”) comprising two sub-facilities consisting of a term loan sub-facility and a revolving credit sub-facility, which BBI Credit Facility may be secured by the assets of BBI and some or all of its Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries (other than BBI and its Subsidiaries) shall be a guarantor or otherwise similarly obligated with respect to the BBI Credit Facility;

(iv) as partial consideration for certain of the sales, contributions and transfers referenced in clause (i) above, the Borrower and/or certain of its Subsidiaries may receive certain promissory notes from BBI and/or certain of its Subsidiaries, which promissory notes will be paid and satisfied by application of the net cash proceeds of the draw downs of the term loan and the revolving credit sub-facilities (excluding any draw down of the revolving credit sub-facility for the working capital purposes of BBI or any of its Subsidiaries) under the BBI Credit Facility and/or from other cash of BBI and its Subsidiaries in connection with the consummation of the BBI Transaction;

(v) one or more of the Borrower and its Subsidiaries (excluding BBI and its Subsidiaries) (together, the “Non-BBI Subsidiaries”), on the one hand, and one or more of BBI and its Subsidiaries, on the other hand, will enter into various agreements, instruments or documents for the purpose of facilitating the operations and businesses of BBI and its Subsidiaries and for such other purposes as the Borrower and/or its Subsidiaries deem necessary or desirable to consummate or effectuate the BBI Transaction as described above (collectively, the “BBI Transaction Related Agreements”); the BBI Transaction Related Agreements will consist of one or more asset or equity sale, contribution, assignment, license, sub-license or transfer agreements, transition services agreements, indemnity agreements, relationship agreements, governance agreements, non-competition and/or non-solicitation agreements, tax indemnity agreements, lease, sublease or warehousing agreements, product supply and/or distribution agreements, employee benefit sharing or transfer agreements, and other agreements similar to any of the foregoing, including, without limitation, the following:

•	a Relationship Agreement, the primary purpose of which is to ensure that BBI and its Subsidiaries are capable of carrying on their business independently of the Borrower and the Non-BBI Subsidiaries and that transactions and relationships with the Borrower and the Non-BBI Subsidiaries are at arm’s length and on normal commercial terms;

•	a Transitional Services Agreement, the primary purpose of which is to enable BBI and its Subsidiaries to continue to use certain of the Borrower’s and/or the Non-BBI Subsidiaries’ services and resources related to BBI’s and its Subsidiaries’ corporate functions, such as business technology, enterprise software, finance, human resources and employee benefits, insurance and intellectual property counsel;

•	various license, sub-license, assignment or transfer agreements relating to intellectual property;

•	a Legal Compliance and Tax Matters Agreement, the primary purposes of which are to provide for certain covenants to preserve the corporate structure and tax planning for the restructuring transactions included in the BBI Transaction, to provide for certain indemnification rights in favor of the Borrower and the Non-BBI Subsidiaries, on the one hand, and BBI and its Subsidiaries, on the other hand, with respect to assessments of additional taxes relating to those restructuring transactions and certain activities of BBI and its Subsidiaries after the consummation of the BBI Transaction, and to provide for certain covenants to facilitate the Borrower’s compliance with its legal obligations with respect to BBI and its Subsidiaries, including its disclosure obligations under United States securities laws;

•	a First Check Services Agreement, pursuant to which the Borrower and/or certain of the Non-BBI Subsidiaries will provide certain services and resources to support the sale and distribution of First Check’s products and services following the consummation of the BBI Transaction;

•	a First Check Supply Agreement, pursuant to which the Borrower and/or certain of the Non-BBI Subsidiaries will supply specified products, including home drug testing kits, in sufficient amounts to satisfy First Check’s projected requirements following the BBI Transaction; and

•	an agreement relating the SPD Joint Venture, the primary purpose of which is to establish certain rights and obligations relating to the operation, management, governance and ownership of the SPD Joint Venture and the voting of BBI’s (or its Subsidiaries’) equity interests therein following the consummation of the BBI Transaction and certain other matters relating to the SPD Joint Venture; the Borrower and its Subsidiaries will remain obligated to perform various of their obligations under the P&G JV Agreements notwithstanding the transfer of the equity interests therein referenced in clause (i)(e) above;

(vi) in furtherance of (and in connection with) the BBI Transaction as described above, (a) the Borrower and/or one or more Subsidiaries may form new Subsidiaries that will be Subsidiaries of BBI upon consummation of the BBI Transaction; (b) Subsidiaries may make, pay, issue and/or deliver to the Borrower and/or certain of its Subsidiaries dividends, distributions, equity interests and/or intercompany promissory notes or other intercompany indebtedness (including but not limited to distributions by one or more Excluded Foreign Subsidiaries of promissory notes or other intercompany indebtedness to one or more Loan Parties); (c) Subsidiaries may redeem, purchase, contribute, exchange, transfer, repay or satisfy Stock or Stock Equivalents and/or intercompany promissory notes or other intercompany indebtedness; (d) Subsidiaries may sell, license or otherwise transfer property or assets to other Subsidiaries, and (e) the Borrower and/or one or more Subsidiaries may enter into and effect other intercompany transactions that the Borrower and/or its Subsidiaries deem reasonably necessary or desirable to consummate or effectuate the BBI Transaction or any part thereof as described above, it being understood and agreed that, upon consummation of the BBI Transaction, (I) the net intercompany debt balance between the Borrower and the

Non-BBI Subsidiaries, on the one hand, and BBI and its Subsidiaries, on the other hand shall not exceed $5,000,000 and (II) the aggregate principal amount of all intercompany debt owed by the Borrower and the Non-BBI Subsidiaries to BBI and its Subsidiaries shall not exceed $25,000,000; and

(vii) in connection with the BBI Transaction, Alere BBI Holdings Limited will redeem certain equity interests therein held by members of its management for aggregate cash consideration not exceeding $1,000,000 (or its equivalent in another currency).

This summary sets forth only the fundamental terms, elements and transactions constituting the BBI Transaction. As used in this Fifth Amendment, the term “BBI Transaction” shall include all component transactions within the series of transactions described above and all agreements, instruments and other documents (including those referenced above) executed or entered into in furtherance thereof. The BBI Transaction may include additional or modified terms, elements and transactions, and the term “BBI Transaction” shall include all such additional or modified terms, elements and transactions; provided that, in all cases, (x) the BBI Transaction is conducted substantially on the terms set forth above, (y) the Borrower, BBI and their respective Subsidiaries comply with their obligations under Section 2.8(h) of the Credit Agreement as implemented pursuant to this Fifth Amendment and (z) such additional or modified terms, elements and transactions are not otherwise materially adverse to the Lenders (it being understood and agreed that in no event shall any BBI Interest be eliminated or not be part of the BBI Transaction (other than any such BBI Entities that are dormant or otherwise inactive)).

ANNEX B

“(c) In addition to any other mandatory repayments pursuant to Section 2.8, on each date set forth below (each, a “Scheduled B Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 2.12(a) and 2.12(b), a “Scheduled B Term Loan Repayment”):

Scheduled B Term Loan Repayment Date	Amount

December 31, 2011	$2,312,500
March 31, 2012	$2,937,500
June 30, 2012	$3,437,500
September 30, 2012	$3,437,500
December 31, 2012	$3,437,500
March 31, 2013	$3,437,500
June 30, 2013	$3,437,500
September 30, 2013	$3,437,500
December 31, 2013	$3,437,500
March 31, 2014	$3,437,500
June 30, 2014	$3,437,500
September 30, 2014	$3,437,500
December 31, 2014	$3,437,500
March 31, 2015	$3,437,500
June 30, 2015	$3,437,500
September 30, 2015	$3,437,500
December 31, 2015	$3,437,500
March 31, 2016	$3,437,500
June 30, 2016	$3,437,500
September 30, 2016	$3,437,500
December 31, 2016	$3,437,500
March 31, 2017	$3,437,500
Scheduled B Term Loan Maturity Date	$1,301,000,000”